Exhibit .1

AudioCodes Press Release

P R E S S R E L E A S E

Company Contacts

Niran Baruch, Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Roger L. Chuchen VP, Investor Relations AudioCodes Tel: 732-764-2552 roger.chuchen@audiocodes.com

AudioCodes Announces Filing of Form 20-F

for the Fiscal Year Ended December 31, 2024

Or Yehuda, Israel – March 26, 2025 - AudioCodes (NASDAQ: AUDC) Press Release

Details

AudioCodes Ltd., a leading vendor of advanced communications software, products and productivity solutions for the digital workplace (“AudioCodes”), today announced that it has filed its Annual Report on Form 20-F, including its audited financial statements, for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) with the United States Securities and Exchange Commission. The 2024 Annual Report can be accessed on AudioCodes’ website at http://www.audiocodes.com (under the heading “Investor Relations”). Alternatively, AudioCodes’ shareholders may also request a hard copy of the 2024 Annual Report, free of charge, by contacting AudioCodes using the contact details provided at the top of this press release.

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About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a global leader in unified communications, voice, contact center and conversational AI services and solutions for enterprises, enabling them to improve their customer experience (CX) and employee experience (EX) through enhanced communications and collaboration. Powered by AI, AudioCodes offers a comprehensive range of products, applications and SaaS services that provide seamless interoperability with the world’s leading unified communications as a service (UCaaS) and contact center as a service (CCaaS) platforms, including Microsoft Teams, Webex, Zoom, Genesys and many others. Enterprises across the world, including 65 Fortune 100 companies, leverage AudioCodes’ expertise to enhance their productivity, collaboration, business process automation & intelligence, compliance and customer interaction. AudioCodes’ global reach is achieved via its expert sales and support teams and its worldwide community of certified resellers, integrators and service providers.

For more information on AudioCodes, visit http://www.audiocodes.com.

AudioCodes Announces Filing of Form 20-F for the Fiscal Year Ended December 31, 2024	Page 1 of 2

AudioCodes Press Release

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in AudioCodes’ loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impact of the COVID-19 pandemic on our business and results of operations; the effects of the current terrorist attacks by Hamas in Israel, and the war and hostilities between Israel and Hamas, and Israel and Hezbollah as well as the possibility that this could develop into a broader regional conflict involving Israel with other parties, may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2025 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice, AudioCodes Meeting Insights, AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

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